Exhibit 5.1

July 25, 2023

Columbia Banking System, Inc.,

1301 “A” Street,

Tacoma, Washington 98402.

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 under the Securities Act of 1933 (the “Act”) of 850,000 shares of no par value common stock (the “Securities”) of Columbia Banking System, Inc., a Washington corporation (the “Company”), issuable under the Umpqua Bank 401(k) and Profit Sharing Plan (the “Umpqua 401(k)”) and an indeterminate amount of plan interests in the Umpqua 401(k), I, as General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. I have relied as to certain matters on factual information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

For the purposes of this opinion, I have assumed that the Securities that may be issued pursuant to the Umpqua 401(k) will continue to be duly authorized on the dates of such issuance.

Upon the basis of such examination, it is my opinion that, when the registration statement on Form S-8 relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s restated articles of incorporation, and the Umpqua 401(k) so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the Umpqua 401(k), the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

Columbia Banking System, Inc.	-2-

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Washington, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention, or changes in the law that occur, that could affect the opinions contained herein. This opinion is provided for use solely in connection with the filing of the Registration Statement and may not be furnished to or relied upon by any person or entity for any other purpose without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Kumi Yamamoto Baruffi
Kumi Yamamoto Baruffi